Exhibit 10.3

SECURED TERM NOTE

$1,000,000.00	Date: September 17, 2010

FOR VALUE RECEIVED, PA LLC (f/k/a PetroAlgae, LLC), a Delaware limited liability company (the “Maker”) promises to pay to PetroTech Holdings, Corp., c/o Valens Capital Management, LLC (the “Payee”) at 875 Third Avenue, 3rd Floor, New York, New York 10022, or at such other place as may be designated in writing by the Payee of this Secured Term Note (this “Term Note”), the principal sum of One Million and 00/100 Dollars ($1,000,000.00) together with any accrued and unpaid interest hereon, on June 30, 2012 (the “Maturity Date”) if not sooner indefeasibly paid in full.

Interest payable on the outstanding principal amount of this Term Note (including all PIK Amounts (as defined below) added thereto, the “Principal Amount”) shall accrue at a rate per annum equal to twelve percent (12%) (the “Contract Rate”). Interest shall be (i) calculated on the basis of a 360 day year, and (ii) payable monthly, in arrears, commencing on October 1, 2010, on the first business day of each consecutive calendar month thereafter through and including the Maturity Date, and on the Maturity Date, whether by acceleration or otherwise (each, an Interest Payment Date”). Through any Interest Payment Date, interest on the Principal Amount of this Term Note at the Contract Rate that shall have accrued and shall remain unpaid as of such Interest Payment Date (for any Interest Payment Date, a “PIK Amount”) shall be paid on such Interest Payment Date by addition of such PIK Amount to the Principal Amount. At the option of the Payee, the PIK Amounts added to the principal amount outstanding under this Term Note during such year shall be evidenced by a note (a “PIK Note”) in form and substance satisfactory to the Payee, provided, however, that such PIK Note shall not be necessary to evidence such portion of the Principal Amount nor shall the absence of such PIK Note relieve the Maker of its obligation to pay such portion of the Principal Amount to the Payee. Notwithstanding any other provision of this Term Note and the addition of any PIK Amount to the principal amount outstanding under this Term Note, the Maker may, in its sole discretion, pay any PIK Amount in cash on any Interest Payment Date without any premium or penalty. The Maker shall give written notice to the Payee of any such payment of a PIK Amount in cash not less than one (1) Business Day prior to the applicable Interest Payment Date. All cash payments by the Companies of any PIK Amount that has been added to the principal amount of this Term Note shall be deducted from the Principal Amount.

1. USE OF PROCEEDS. The proceeds of the loan made pursuant to this Term Note shall be used by Maker solely for working capital purposes.

2. OPTIONAL REDEMPTION IN CASH. The Maker may prepay this Term Note (“Optional Redemption”) by paying to the Payee a sum of money equal to the Principal Amount outstanding at such time together with accrued but unpaid interest thereon and any and all other sums due, accrued or payable to the Payee arising under this Term Note (the “Redemption Amount”) outstanding on the Redemption Payment Date (as defined below). The Maker shall deliver to the Payee a written notice of redemption (the “Notice of Redemption”) specifying the date for such Optional Redemption (the “Redemption Payment Date”), which date shall be within ten (10) business days after the date of the Notice of Redemption (the “Redemption Period”). On the Redemption Payment Date, the Redemption Amount must be paid in good funds to the Payee. In the event the Maker fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then such Redemption Notice will be null and void.

3. EVENT OF DEFAULT. The occurrence of any of the following events set forth in this section shall constitute an event of default (“Event of Default”) hereunder:

a. Failure to Pay. The Maker fails to pay on demand hereunder any principal, interest or other fees hereon in accordance with the terms herewith, or the Maker fails to pay any of the other Obligations (as defined in the Amended and Restated Master Security Agreement, dated as of July 24, 2009, by and between LV Administrative Services, Inc., as Agent (in its capacity as administrative and/or collateral agent, the “Agent”), the Maker and PetroAlgae Inc. (“PetroAlgae”) (as further amended, restated, modified and/or supplemented from time to time, the “Master Security Agreement”) ) when due; or

b. Breach of Covenant. The Maker or PetroAlgae Inc. breaches any covenant or any other term or condition of this Term Note, the Master Security Agreement or any other Document (as defined below) to which either is party in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) days after the occurrence thereof; or

c. Breach of Representations and Warranties. Any representation, warranty or statement made or furnished by the Maker or PetroAlgae in this Term Note, the Master Security Agreement or any other Document to which either is a party shall at any time be false or misleading in any respect on the date as of which made or deemed made; or

d. Default Under the Master Security Agreement. The occurrence of any default (or similar term) in the observance or performance of the Master Security Agreement or any other Document to which either is a party or condition relating to any indebtedness or contingent obligation of the Maker or PetroAlgae; or

e. Bankruptcy. The Maker or PetroAlgae shall (i) apply for, consent to or suffer to exist the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing.

f. Judgments. Attachments or levies in excess of $5,000.00 in the aggregate are made upon the Maker’s or PetroAlgae’s assets or a judgment is rendered against the Maker’s or Guarantor’s property involving a liability of more than $5,000.00;

g. Insolvency. The Maker or PetroAlgae shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

h. Change of Control. A Change of Control (as defined below) shall occur with respect to the Maker or PetroAlgae, unless Payee shall have expressly consented to such Change of Control in writing. A “Change of Control” shall mean any event or circumstance as a result of which (i) any “Person” or “group” (as such terms are defined in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the date hereof), other than the Payee, is or becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the then outstanding voting equity interest of the Maker or PetroAlgae (other than a “Person” or “group” that beneficially owns 35% or more of such outstanding voting equity interests of the Maker on the date hereof), (ii) the Board of Directors of each of the Maker and PetroAlgae shall cease to consist of a majority of the Maker’s or PetroAlgae’s board of directors, as applicable, on the date hereof (or directors appointed by a majority of the board of directors in effect immediately prior to such appointment) or (iii) the Maker or PetroAlgae merges or consolidates with, or sells all or substantially all of its assets to, any other person or entity;

i. Indictment; Proceedings. The indictment or threatened indictment of the Maker or PetroAlgae or any executive officer of the Maker or PetroAlgae under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against the Maker or PetroAlgae or any executive officer of the Maker or PetroAlgae pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of the Maker or PetroAlgae; or

j. The Master Security Agreement, Other Documents. (i) An Event of Default shall occur under and as defined in the Master Security Agreement or any other Document, (ii) the Maker or PetroAlgae shall breach any term or provision of the Master Security Agreement or any other Document in any respect, (iii) the Maker or PetroAlgae attempts to terminate, challenges the validity of, or its liability under, the Master Security Agreement, this Term Note or any other Document, (iv) any proceeding shall be brought to challenge the validity, binding effect of the Master Security Agreement, this Term Note or any other Document or (v) the Master Security Agreement or any other Document ceases to be valid, binding and enforceable obligation of the Maker and/or the Guarantor, as applicable.

4. DEFAULT INTEREST. Following the occurrence and during the continuance of an Event of Default, the Maker shall pay additional interest on the outstanding principal balance of this Term Note in an amount equal to one percent (1%) per month, and all outstanding obligations under this Term Note, the Master Security Agreement, each other Document including unpaid interest, shall continue to accrue interest at such additional interest rate from the date of such Event of Default until the date such Event of Default is cured or waived.

5. REMEDIES. During the continuance of any Event of Default, the Payee may in addition to its rights under any applicable law, declare immediately due and payable all or part of any obligation (including any accrued but unpaid interest thereon) under this Term Note whereupon the same shall become immediately due and payable, without presentment, demand, protest or further notice or other requirements of any kind, all of which are hereby expressly waived by the Maker; provided, however, that, effective immediately upon the occurrence of the Events of Default specified in Section 2(e), each obligation under this Term Note including all accrued but unpaid interest thereon shall automatically become and be due and payable, without presentment, demand, protest or further notice or other requirement of any kind.

6. AUTHORITY. The Maker represents that the Maker has full power, authority and legal right to execute and deliver this Term Note. The Maker further represents that this Term Note constitutes a valid and binding obligation of the Maker enforceable against the Maker in accordance with its terms.

7. DEFINED TERMS. Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include, respectively, their respective successors and assigns; provided, however, that the Maker shall in no event or under any circumstance have the right to assign or transfer its obligations under this Term Note or the related documents, in whole or in part, to any other person, party or entity.

8. HEADINGS, ETC. The headings and captions of the numbered paragraphs of this Term Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

9. ENFORCEABILITY. The Maker acknowledges that this Term Note and the Maker’s obligations under this Term Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Term Note and the obligations of the Maker under this Term Note or the obligations of any other person or party relating to this Term Note. This Term Note, all other notes issued by Maker and/or PetroAlgae to the Payee, now or in the future, and the guarantees, security agreements, other agreements, instruments and documents executed and/or delivered in connection therewith and herewith (collectively and as the same may be amended or otherwise modified from time to time, the “Documents” and each, a “Document”) set forth the entire agreement and understanding of the Payee and the Maker, and the Maker absolutely, unconditionally and irrevocably waives any and all right to assert any setoff, counterclaim or crossclaim of any nature whatsoever with respect to this Term Note or the obligations of the Maker hereunder or thereunder, or the obligations of any other person or party relating hereto or thereto or to the obligations of the Maker hereunder or thereunder or otherwise in any action or proceeding brought by the Payee to collect this Term Note, or any portion thereof, or to enforce, foreclose and realize upon the liens and security interests of the Payee in any collateral. The Maker acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to this Term Note or with respect to the obligations of the Maker under this Term Note, except those specifically set forth in this Term Note.

10. WAIVER. The Maker waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of this Term Note and consents to any or all delays, extensions of time, renewals, release of any party to any document related to this Term Note, and of any available security therefor, and any and all waivers or modifications that may be granted or consented to by the Payee with regard to the time of payment or with respect to any other provisions of any of the Documents, and agrees that no such action, delay or failure to act on the part of the Payee shall be construed as a waiver by the Payee of, or otherwise affect, in whole or in part, its right to avail itself of any remedy with respect thereto. No notice to or demand on the Maker shall be deemed to be a waiver of the obligation of the Maker or of the right of the Payee to take further action without further notice or demand as provided in any of the Documents.

11. ASSIGNABILITY. This Term Note shall be binding upon the Maker and its successors and assigns, and shall inure to the benefit of the Payee and its successors and assigns, and may be assigned by the Payee. The Maker may not assign any of its obligations under this Term Note without the prior written consent of the Payee, any such purported assignment without such consent being null and void.

12. SECURITY. LV Administrative Services, Inc., as Agent, for the benefit of the Payee, has been granted a security interest in certain assets of the Maker and PetroAlgae, as more fully described in (i) the Master Security Agreement and (ii) the Equity Pledge Agreement, dated as of July 24, 2009 by the Guarantor in favor of Agent for the benefit of Payee.

13. AMENDMENTS. This Term Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by the Maker and the Payee. No waiver of any term, covenant or provision of this Term Note shall be effective unless given in writing by the Payee and, if so given by the Payee, shall only be effective in the specific instance in which given.

14. GOVERNING LAW. This Term Note is and shall be deemed entered into in the State of New York and shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Maker has duly executed this Term Note the day and year first above written.

PA LLC

By:	/s/ David P. Szostak
Name: David P. Szostak Title: Chief Financial Officer